Exhibit 5.1.2
November 14, 2006
Alcatel
54, rue La Boetie
75008 Paris, France
Ladies and Gentlemen:
     We have acted as counsel to Alcatel, a société anonyme organized under the laws of the Republic of France (“Alcatel”), in connection with the proposed issuance of Alcatel’s guaranty (the “Guaranty”) of the 2 3/4% Series A Convertible Senior Debentures due 2023 (the “Series A Debentures”) and the 2 3/4% Series B Convertible Senior Debentures due 2025 (the “Series B Debentures” and together with the Series A Debentures, the “Debentures”) of Lucent Technologies Inc. (“Lucent”), pursuant to a Registration Statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     The Debentures were issued pursuant to that certain Indenture, dated as of June 4, 2003, between Lucent and The Bank of New York, as trustee, as supplemented by the First Supplemental Indenture, dated as of June 4, 2003, between Lucent and The Bank of New York, as trustee (as supplemented, the “Indenture”).
     In giving this opinion we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including:
(i)	the Indenture; and

(ii)	an unexecuted version of the Guaranty.
     In giving this opinion, we have assumed, with your permission, the genuineness of all signatures, the legal capacity of natural persons and the authenticity of all documents we have examined. As to questions of fact relevant to this opinion, with your permission and without any independent investigation or verification, we have relied upon certificates of officers of Alcatel and oral and written statements of certain public officials. We also have assumed, with your permission and without any independent verification, that upon the effectivness of the

November 14, 2006

Guaranty, each party to the Guaranty will comply with its agreements in the Guaranty, and that the Guaranty will constitute a legal, valid and binding obligation of each party to it (other than Alcatel) and will be enforceable against each such party in accordance with its terms.
     For purposes of this opinion, we have assumed, with your permission and without any independent verification, that (i) Alcatel is, and on the date of the execution and delivery of the Guaranty will be, a company validly existing and in good standing under the laws of the Republic of France; (ii) Alcatel has, and on the date of the execution and delivery of the Guaranty will have, the requisite power and authority to execute, deliver and perform the Guaranty; (iii) the execution, delivery and performance by Alcatel of the Guaranty has been duly authorized by all requisite action on the part of Alcatel; and (iv) on the date of the execution and delivery of the Guaranty, the Guaranty will have been duly executed and delivered by Alcatel.
     Based upon and subject to the foregoing and the comments and qualifications set forth below, we are of the opinion that when executed and delivered, the Guaranty will be a legal, valid and binding obligation of Alcatel, enforceable against Alcatel in accordance with its terms.
     The foregoing opinion is subject to the following comments and qualifications:
     A. The enforceability of the Guaranty against Alcatel may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing. In addition, we express no opinion as to the enforceability of any of the following to the extent that they are contained in the Guaranty: (i) self-help provisions; (ii) provisions that purport to establish evidentiary standards; (iii) provisions exculpating a party from, or indemnifying a party for (or entitling a party to contribution in a case involving), its own gross negligence, willful misconduct or violation of securities or other laws; (iv) provisions relating to the availability of specific remedies or relief, or the release or waiver of any remedies or rights or time periods in which claims are required to be asserted; (v) provisions that allow cumulative remedies, late charges or default interest; (vi) provisions relating to the discharge of defenses or disclaimers, liability limitations or limitations of the obligations of Alcatel, the holders of the Debentures or the trustee under the Guaranty; or (vii) provisions relating to choice of law or forum.
     B. Insofar as this opinion relates to Alcatel’s Guaranty, we have with your permission assumed the adequacy of the consideration that supports Alcatel’s agreements and the solvency and adequacy of capital of Alcatel.

November 14, 2006

     C. We express no opinion with respect to the effect of any provision of the Guaranty which is intended to permit modification thereof only by means of an agreement signed in writing by the parties thereto.
     D. We express no opinion with respect to the effect of any provision of the Guaranty imposing penalties or forfeitures.
     E. We express no opinion with respect to the enforceability of any provision of the Guaranty to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations.
     The above opinions are hereby specifically qualified by reference to and are based solely upon laws, rulings and regulations in effect on the date hereof, and are subject to modification to the extent that such laws, rulings and regulations may be changed in the future. We undertake no obligation to advise you of facts or changes in law occurring after the date of this opinion letter which might affect the opinions expressed herein.
     This opinion is limited to the federal law of the United States and the law of the State of New York and we express no opinion as to the law of any other jurisdiction.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters,” which is part of the Registration Statement. By giving our consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations issued thereunder.
Very truly yours,
/s/ Proskauer Rose LLP

3